Exhibit 10.30

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (this “Agreement”), dated as of the last date on the signature page of this Agreement, is between Solid Power Operating, Inc. (together with its parent company, Solid Power, Inc., collectively the “Company”) and Jon Jacobs (“Employee”) (collectively, the “parties”).

Agreement

In consideration of the mutual promises and covenants contained in this Agreement, the receipt and sufficiency of which is expressly acknowledged, the parties hereby agree as follows:

1.Separation. By mutual agreement of Employee and the Company, Employee’s employment with the Company is terminated effective as of February 8, 2023 (the “Separation Date”). Effective as of the Separation Date, Employee ceases to hold any position with the Company, whether as an officer, employee, representative, agent, or otherwise.

2.Accrued Obligations:

(a)Final Wages. The Company agrees to pay Employee final wages earned through the Separation Date, in each case less legally required deductions and withholdings. Employee will receive these payments regardless of whether Employee signs this Agreement.

(b)Unemployment Insurance Benefits. Employee is eligible to apply for unemployment insurance benefits. Provided that Employee accurately reports Employee’s dates of employment and compensation, the Company shall not contest any claim Employee may file for unemployment insurance benefits. Whether or not Employee receives any unemployment insurance benefits is determined in the sole discretion of the applicable state agency, not the Company.

(c)Insurance. Employee’s health insurance benefits will cease on February 28, 2023. To the extent permitted by either the federal Consolidated Omnibus Budget Reconciliation Act or state law (“COBRA”), and the insurance policies and rules applicable to the Company, Employee will be eligible to continue Employee’s health insurance benefits at Employee’s own expense after that date. Company shall provide Employee with the appropriate notification form setting forth the Employee’s rights and responsibilities with regard to continued health insurance coverage.

3.Other Compensation.

(a)Additional Consideration. In exchange for: (i) Employee signing and returning this Agreement to the Company on or within 21 calendar days from the date Employee receives it and allowing it to become effective in accordance with its terms, (ii) Employee agreeing to the Non-Solicit Covenants (defined below), and (iii) Employee complying with the terms of this Agreement and the PIAA (defined below), the Company shall pay to Employee an amount equal to 12 months of Employee’s current monthly base pay, which equates to a total sum of $305,000, less all legally required deductions and withholdings (“Additional Consideration”). The Additional Consideration shall be paid to Employee on a ratable bi-weekly basis during the 12-month period applicable to the Non-Solicit Covenants in accordance with the Company’s normal payroll procedures; provided, however, that no Additional Consideration shall be earned or due to Employee if the Company determines that Employee has breached the Non-Solicit Covenants or any of Employee’s obligations under the PIAA or this Agreement at any time prior to the date on which the Additional Consideration is paid.

(b)COBRA Premiums. The Company shall pay to Employee $10,379.40, less all legally required deductions and withholdings, which is an amount equal to Employee’s premiums to continue Employee’s group health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA Premiums”) for a period of six months following the Separation Date. The

COBRA Premiums will be paid in one lump sum payment on the Company’s first regularly-scheduled payroll date following the 60th day after the Separation Date, provided that, prior to such date, the Company has received this signed Agreement from Employee and it has become effective as set forth in Section 10(e) below.

(c)No Further Compensation. As the termination of Employee’s employment was by the mutual agreement of the parties hereto, Employee acknowledges Employee is not entitled to any benefits or payments under the Solid Power, Inc. Executive Change in Control and Severance Plan (“Plan”) or any participation agreement thereunder and Employee expressly waives the same. Employee acknowledges that Employee has received all compensation to which Employee is entitled, including wages. Employee also acknowledges that Employee is not aware of any fact that would support a claim for unpaid wages. Employee acknowledges and agrees that, as of the Separation Date, Employee will cease to be a participant in the Plan.

4.Denial of Liability. The parties acknowledge that the Additional Consideration provided by the Company and the release of claims by Employee pursuant to this Agreement are made in compromise of any potential disputes, that in making such payment or release, the Company and Employee in no way admit any liability to each other and that the parties expressly deny any such liability.

5.Non-Disparagement. Employee agrees that Employee has not and will not disparage, slander, make any libelous or derogatory statements about, or attempt to harm the personal or business reputation of, the Company or the Company’s owners, managers, agents, employees, officers, or directors, or otherwise attempt to interfere with or impair the Company’s business relationships. This non-disparagement provision extends to any form of communication, whether oral, written, or in any electronic form, including via social media and through communications with current or former employees of the Company. Nothing in this Section, this Agreement, or any other agreement entered into with the Company: (a) will be interpreted or construed to prevent Employee or the Company from giving truthful information to any law enforcement officer, court, administrative proceeding or as part of an investigation by any government agency, (b) is intended to prohibit or restrain Employee or the Company in any manner from making disclosures that are protected under federal law or regulation or under other applicable law or regulation (including disclosures that are protected under the whistleblower provisions of any federal or state law), and/or (c) prevents Employee from discussing or disclosing employee wages, benefits or terms and conditions of employment or information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful (foregoing activities described in the preceding clauses (a)-(c) shall be referred to in this Agreement as the “Protected Communications”).

6.Company Property. Employee represents and warrants that Employee has returned to the Company all Company documents and all copies thereof and any and other Company property in Employee’s possession, custody, or control, including financial information, customer information, customer lists, employee lists, files, notes, cellular telephones, contracts, drawings, records, business plans and forecasts, specifications, computer-recorded information, electronically stored information, software, computer equipment (with all data and files stored thereon intact), tangible property, credit cards, entry cards, identification badges and keys, and any other materials, documents, or things of any kind which contain or embody any proprietary or confidential material of the Company and all reproductions thereof.

7.Confidential and Proprietary Information/Non-Disclosure. Employee agrees and acknowledges that Employee continues to be bound by the confidentiality and non-disclosure terms outlined in the Confidential Information, Invention Assignment and Arbitration Agreement, dated September 30, 2021, between Employee and the Company, a copy of which is attached to this Agreement as Exhibit A (the “PIAA”).

(a)Notwithstanding anything in the PIAA to the contrary, to the fullest extent permitted under applicable law, and in order to protect the Company’s Trade Secrets (as defined in the PIAA), Employee hereby agrees that during the 12-month period following the Separation Date,

Employee will not directly or indirectly (i) solicit any of the Company’s actual customers or vendors with which Employee has had any contact at any time during Employee’s employment to cease doing business with the Company, to reduce the quantity of their business with the Company or to purchase products or services that are competitive with the business of the Company; or (ii) solicit, induce, recruit or encourage any of the Company’s employees, contractors or consultants to terminate their relationship with the Company or to become employed or engaged as a consultant by Employee or any third party (subclauses (i) and (ii), the “Non-Solicit Covenants”).

(b)Notwithstanding anything to the contrary in this Section, this Agreement, or any in the PIAA, Employee acknowledges that the Company has advised Employee that Employee will not be held civilly or criminally liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; or (c) is made to an attorney or is used in a court proceeding in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, provided that the trade secret is filed under seal and not disclosed except pursuant to court order.

8.Confidentiality. The provisions of this Agreement will be held in strictest confidence by Employee and will not be publicized or disclosed by Employee in any manner whatsoever. Notwithstanding the prohibition in the preceding sentence: (a) Employee may disclose this Agreement in confidence to Employee’s attorneys, accountants, auditors, tax preparers, and financial advisors, provided that such persons will be informed of the existence of this confidentiality obligation and will agree to be bound thereby to the same extent as Employee; and (b) Employee may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

9.Covenant Not to Sue and Release of Claims by Employee.

(a)In consideration for the Separation Benefits set forth in this Agreement and the mutual covenants of the parties, Employee agrees to unconditionally release from and covenant not to sue or assert against the Company and all of its past and present parent companies, subsidiaries, related entities, shareholders, directors, members, trustees, officers, current and former employees, agents, insurers, attorneys, predecessors, successors, and assignees (collectively, the “Releasees”), all causes of action, claims, liabilities, and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date Employee signs this Agreement, including (without limitation) (i) all claims pertaining to or arising from the employment relationship of the parties and the termination of such employment relationship, (ii) all claims pertaining to or arising from Employee’s compensation or benefits from the Company, including salary, bonuses, incentive compensation, commissions, paid time off, expense reimbursements, severance or change in control benefits under the Plan or otherwise, notice rights, retention benefits, fringe benefits, stock, stock options, units, or any other ownership interests in the Company; (iii) all claims for breach of contract (oral or written), wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, inducement, misrepresentation, defamation, emotional distress, and discharge in violation of public policy; (v) all constitutional, federal, state, and local statutory and common law claims, including, but not limited to, claims for discrimination, harassment, retaliation, interference, attorneys’ fees, and/or other claims arising under: (A) Title VII of the Civil Rights Act of 1964, as amended; (B) the Colorado Anti-Discrimination Act; (C) the Family and Medical Leave Act; (D) the Americans with Disabilities Act; (E) the Families First Coronavirus Response Act; (vi) all claims arising from any theory under common law, such as breach of contract, express or implied; promissory estoppel; detrimental reliance; wrongful discharge; tortious interference with contract rights; infliction of emotional distress; and defamation; and (vii) all claims for attorneys’ fees and costs. The parties intend this waiver to be interpreted and applied as broadly as possible.

(b)This Agreement does not affect the Employee’s right to engage in any Protected Communications or to file a charge with, communicate with, or participate in an investigative or other proceeding before the Occupational Safety and Health Administration, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, state civil rights agency, or another federal, state, or local government agency or to communicate or cooperate with any such agency in its investigation or proceedings, none of which shall constitute a breach of this Agreement. While this Agreement does not limit Employee’s right to receive an award for information provided to the Securities and Exchange Commission, Employee understands and agrees that, to maximum extent permitted by law, Employee is expressly waiving Employee’s right to any relief, recovery, attorney fees, or other monies in connection with any such complaint, charge, or proceeding brought against the Releasees, regardless of who filed or initiated any such complaint, charge, or proceeding.

(c)Causes of action as used in this Section 9 means all claims, causes, judgments, damages, losses, liabilities, and demands of any kind, whether intentional or negligent, known or unknown, in law or in equity, individually or as part of a class or collective action, occurring on or prior to the date of execution of this Agreement, arising under any constitution, federal, state, or local law(s).

(d)The general release and covenant not to sue does not apply to claims under federal, state, or local law (statutory, regulatory, or otherwise) that may not be lawfully waived and released, including vested retirement benefits (if any), COBRA rights, unemployment compensation, and workers’ compensation.

(e)Further, nothing in this Agreement is intended to release Employee’s right, if any, to continuing health insurance, rights under the 2014 Equity Incentive Plan, the 2021 Equity Incentive Plan, the 2021 Employee Stock Purchase Plan, or 401(k) plan. Further, the Company makes no representations as to Employee’s rights under any benefit plans, including the 2014 Equity Incentive Plan, the 2021 Equity Incentive Plan, the 2021 Employee Stock Purchase Plan, or 401(k) plan.

10.Age Discrimination in Employment Act and Older Workers Benefit Protection Act Release. In addition to the General Release contained in Section 9, Employee knowingly and voluntarily discharges and releases Releasees from any claims arising under the Age Discrimination in Employment Act. Employee acknowledges that Employee has been informed pursuant to the Older Workers Benefit Protection Act that:

(a)Employee is advised to consult with an attorney before signing this Agreement.

(b)Employee does not waive rights or claims under the Age Discrimination in Employment Act that may arise after the date this Agreement is executed.

(c)Employee has 21 days from the date of receipt of this Agreement to consider this Agreement. Employee acknowledges that if Employee signs this Agreement before the end of the 21-day period, it will be Employee’s personal, voluntary decision to do so, and that Employee has not been pressured to make a decision sooner. Employee further agrees and acknowledges that any changes to this Agreement, whether material or immaterial, do not restart the 21-day period.

(d)Employee has seven days after signing this Agreement to revoke this Agreement, and this Agreement will not be effective until that revocation period has expired. If mailed, the rescission must be postmarked within the seven-day period, properly addressed to Stacy Morse of the Company’s Human Resources Department [* * *].

(e)This Agreement shall not be effective or enforceable, and no payments or benefits under this Agreement shall be provided, until after the seven day revocation period has expired. Employee understands that Employee will not receive any Separation Benefits if Employee voids Employee’s signature or revokes this Agreement.

11.Representations. Employee hereby represents that, as of the date of this Agreement: Employee has been paid all compensation owed and for all time worked; Employee has received all the leave and leave benefits and protections for which Employee is eligible pursuant to applicable federal or state law or Company policy; and Employee has not suffered any on-the-job injury or illness for which Employee has not already filed a workers’ compensation claim.

12.References. The parties agree that, if requested, the Company will inform any third party, including prospective employers, of the Employee’s dates of employment and position(s) held. Employee hereby authorizes the Company to release such information in response to any inquiries from third parties concerning Employee. Employee will direct all prospective employers to contact Company’s Chief Legal Officer.

13.Covenant Not to Seek Reemployment. Employee agrees that Employee will not apply for or seek employment or reemployment with the Company.

14.Applicable Law; Binding Arbitration; Injunctive Relief.

(a)This Agreement will be governed by the laws of Colorado without reference to conflict of laws principles.

(b)Any controversy arising out of or relating to this Agreement or the breach or threatened breach of this Agreement, or any claim or action to enforce this Agreement or portion thereof, or any controversy or claim requiring interpretation of this Agreement must be brought in accordance with the arbitration provisions set forth in Section 12 of Exhibit B to the PIAA, the terms of which are incorporated herein, mutatis mutandis.

(c)Employee agrees that Employee’s breach or threatened breach of this Agreement will entitle the Company, in addition to any other remedy available at law or in equity, to recover the Additional Consideration from Employee as liquidated damages and not as a penalty, with the remaining monetary consideration serving as valid consideration for this Agreement. Because of the difficulty of ascertaining damages in the event of a breach of this Agreement, in addition to any other remedy available at law or in equity, Employee expressly agrees the Company also may enforce the provisions of this Agreement through injunctive relief and Employee agrees the Company will not be required to establish any irreparable injury other than the breach of this Agreement. The Company will not be required to post any bond or surety, which Employee hereby waives.

15.Section 409A. It is intended that all of the Additional Consideration and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of the US Internal Revenue Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Employee’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Employee is deemed by the Company at the time of Employee’s Separation Date to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Employee prior to the earliest of (i) the expiration of the six-month period measured from the date of Employee’s Separation from Service with the Company, (ii) the date of Employee’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section shall be paid in a lump sum to Employee, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

16.Successors and Further Assurances. The parties agree that by entering into this Agreement they do not intend to confer any benefits privileges or rights to others. Subject to the successors and assigns listed below, this Agreement is strictly between the parties, and it will not be construed to vest in any other the status of third-party beneficiary. This Agreement will bind and inure to the benefit of the heirs, personal representatives, successors, assigns, executors, and administrators of each party. The parties agree to perform any lawful additional acts, including the execution of additional agreements, as are reasonably necessary to effectuate the purpose of this Agreement.

17.Miscellaneous. This Agreement, along with the PIAA, the 2014 Equity Incentive Plan Stock Option Grant Notice and Option Agreement, and the 2021 Equity Incentive Plan Notice of Restricted Stock Unit Grant and Restricted Stock Unit Agreement (which are separate agreements and obligations and shall remain in full force and effect in accordance with their terms following the Separation Date), is the entire agreement between the parties relating to the subject matter of this Agreement. No modification of this Agreement will be valid unless in writing signed by each party. No waiver of rights arising under this Agreement is effective unless made expressly in writing by the party waiving such rights. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, the remaining provisions of this Agreement will remain in full force and effect. The term “including” is deemed to mean “including, without limitation” when used in this Agreement. The terms “herein,” “hereunder” and similar terms when used in this Agreement mean under and within this Agreement. All references to Sections and Exhibits in this Agreement refer to Sections and Exhibits in this Agreement. This Agreement may be executed and delivered by each party in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute one and the same Agreement. This Agreement, and any amendments to this Agreement, to the extent signed and delivered by means of PDF or other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. Any such signature page shall be effective as a counterpart signature page to this Agreement without regard to page, document, or version numbers or other identifying information, which are for convenience of reference only. At the request of a party, the other party shall re-execute original forms thereof and deliver them to the other party.

18.Acknowledgments by Employee. By signing below, Employee acknowledges and agrees that: (i) Employee has carefully reviewed and understands this Agreement; (ii) Employee has been given a reasonable amount of time to review and consider the Agreement; (iii) Employee enters into and signs this Agreement voluntarily; (iv) the release and waivers Employee has made are knowing, conscious, and with full appreciation that Employee is forever foreclosed from pursuing any of the rights or claims so waived; (v) the promises made by the Company herein constitute sufficient and legal consideration for Employee's agreement hereunder and are in addition to anything of value to which Employee is already entitled; and (vi) Employee understands that if Employee does not return this Agreement, signed by Employee, by March 2, 2023, this offer will expire.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the respective dates set forth below.

EMPLOYEE:

Dated: February 10, 2023	/s/ Jon Jacobs
Jon Jacobs

SOLID POWER OPERATING, INC.

Dated: February 10, 2023	By:	/s/ David Jansen
	Name:	David Jansen
	Title:	Interim Chief Executive Officer and President

SIGNATURE PAGE TO SEPARATION AND RELEASE AGREEMENT

Exhibit A

PIAA

(see attached)

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